Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

City Office REIT, Inc.

We consent to the use of our report dated February 22, 2024 on the consolidated financial statements of City Office REIT, Inc., which comprise the consolidated balance sheets as of December 31, 2023 and December 31, 2022, the related consolidated statements of operations, comprehensive (loss)/income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes and financial statement schedule III, and our report dated February 22, 2024 on the effectiveness of internal control over financial reporting as of December 31, 2023, which are incorporated by reference, and to the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement on Form S-3 filed with the United States Securities and Exchange Commission by City Office REIT, Inc. on March 28, 2024 and updated by the Registration Statement on Form S-3/A dated October 11, 2024 of City Office REIT, Inc.

/s/ KPMG LLP

Chartered Professional Accountants

October 11, 2024

Vancouver, Canada